CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	October 1,	January 1,	October 2,
ASSETS	2011	2011	2010

Current assets:
Cash and equivalents	$13,816,000	$4,609,000	$2,483,000
Marketable securities	7,563,000	20,923,000	21,865,000
Certificate of deposits - restricted	3,000,000	2,500,000	2,500,000
Receivables, net	2,304,000	2,855,000	2,020,000
Income tax receivable, net	-	50,000	81,000
Inventories, net	22,232,000	15,789,000	19,243,000
Prepaid expenses and other current assets	5,323,000	5,029,000	6,041,000
Total current assets	54,238,000	51,755,000	54,233,000

Equipment and leasehold improvements, net	20,651,000	24,753,000	26,836,000
Goodwill	-	-	9,092,000
Intangible assets, net	102,000	102,000	102,000
Other assets	9,380,000	9,380,000	7,965,000

Total assets	$84,371,000	$85,990,000	$98,228,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$11,777,000	$8,273,000	$8,949,000
Note payable	1,463,000	1,518,000	1,751,000
Accrued compensation	1,306,000	2,551,000	1,222,000
Accrued liabilities	8,697,000	11,150,000	9,321,000
Total current liabilities	23,243,000	23,492,000	21,243,000

Note payable	-	319,000	476,000
Other liabilities	12,280,000	13,867,000	14,103,000

Commitments and contingencies

STOCKHOLDERS' EQUITY

Common stock	165,000	165,000	165,000
Additional paid-in capital	48,346,000	48,015,000	47,888,000
Retained earnings	40,132,000	39,927,000	54,148,000
Treasury stock, at cost	(39,795,000)	(39,795,000)	(39,795,000)
Total stockholders' equity	48,848,000	48,312,000	62,406,000

Total liabilities and stockholders' equity	$84,371,000	$85,990,000	$98,228,000

CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	39 Weeks Ended	39 Weeks Ended
	October 1,	October 2,
	2011	2010

Net sales	$161,024,000	$150,649,000

Cost of sales, including buying and occupancy	91,829,000	93,099,000

Gross profit	69,195,000	57,550,000

Expenses
Store operating expenses	55,996,000	55,766,000
General and administrative expenses	13,342,000	15,048,000
Total expenses	69,338,000	70,814,000

Operating loss	(143,000)	(13,264,000)

Other income (expense):
Interest expense	(38,000)	(94,000)
Interest income	68,000	117,000

Loss before income taxes	(113,000)	(13,241,000)

Income tax benefit	(318,000)	(5,030,000)

Net income (loss)	$205,000	$(8,211,000)

Basic income (loss) per share	$0.02	$(0.64)

Diluted income (loss) per share	$0.02	$(0.64)

Basic weighted average shares outstanding	12,831,000	12,774,000

Diluted weighted average shares outstanding	12,859,000	12,774,000

CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks Ended	13 Weeks Ended
	October 1,	October 2,
	2011	2010

Net sales	$48,659,000	$45,524,000

Cost of sales, including buying and occupancy	28,899,000	29,622,000

Gross profit	19,760,000	15,902,000

Expenses
Store operating expenses	18,463,000	17,959,000
General and administrative expenses	4,339,000	6,033,000
Total expenses	22,802,000	23,992,000

Operating loss	(3,042,000)	(8,090,000)

Other income (expense):
Interest expense	(7,000)	(27,000)
Interest income	24,000	32,000

Loss before income taxes	(3,025,000)	(8,085,000)

Income tax benefit	(1,203,000)	(3,058,000)

Net loss	$(1,822,000)	$(5,027,000)

Basic loss per share	$(0.14)	$(0.39)

Diluted loss per share	$(0.14)	$(0.39)

Basic weighted average shares outstanding	12,849,000	12,780,000

Diluted weighted average shares outstanding	12,849,000	12,780,000